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i-STAT

Exhibit 99.1

For more information contact:
Jeff Randall, Chief Financial Officer
(609) 469-0205, http://www.i-stat.com

i-STAT Signs New Marketing and Distribution Agreement for Japan
with Fuso Pharmaceutical Industries, Ltd.

        EAST WINDSOR, NJ, February 3, 2003—i-STAT Corporation (Nasdaq: STAT), the leading manufacturer of point-of-care diagnostic systems for blood analysis, announced today that it has entered into a new agreement with Fuso Pharmaceutical Industries, Ltd. (Fuso) extending Fuso's rights to distribute the i-STAT® System in Japan. As a part of the agreement, Fuso will make a $2.0 million marketing support payment to i-STAT within 30 days and, in October 2003, will advance $11.0 million as partial payment against future purchases.

        The agreement extends non-exclusive distribution rights through December 31, 2003 and grants exclusive rights through December 31, 2008, subject to certain performance milestones. The $11 million deposit will be applied to purchases commencing January 1, 2004.

        "Fuso has built the i-STAT franchise in Japan since market introduction in 1993," said Bruce Basarab, executive vice president of commercial operations. "We are pleased that they will continue to represent us in this important market," he concluded.

        William P. Moffitt, president and chief executive officer said, "The financial terms of this partnership provide i-STAT with significant additional capital, further increasing our confidence in our ability to smoothly transition to independent product distribution."

        "Key elements of our transition plan are continuing expansion of our sales and marketing efforts, both domestically and internationally, and the launch this year of three new products, prothrombin time, kaolin ACT and the cardiac marker, Troponin I," added Mr. Basarab.

        i-STAT Corporation develops, manufactures and markets diagnostic products for blood analysis that provide health care professionals critical diagnostic information accurately and immediately at the point of patient care. Through the use of advanced semiconductor manufacturing technology, established principles of electrochemistry and state-of-the-art computer electronics, i-STAT developed the world's first hand-held automated blood analyzer capable of performing a panel of commonly ordered blood tests on two or three drops of blood in just two minutes at the patient's side.

        Fuso Pharmaceutical Industries, Ltd., based in Osaka, Japan, develops, manufactures and markets ethical drugs and diagnostic products, and has devoted itself to the health care industry since its establishment in 1937. Product lines cover a wide range of ethical drugs, such as injection solutions, including large volume drip infusions and dialysate solutions for artificial kidneys. Fuso has distributed the i-STAT System in Japan since 1993.

        Certain statements in this press release may relate to future events and expectations and as such constitute "forward-looking statements," within the meaning of the Private Securities Litigation Reform Act of 1995. The words "believes," "anticipates," "plans," "expects," and similar expressions are intended to identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements and to vary significantly from reporting period to reporting period. Such factors include, among others, competition from existing manufacturers and marketers of blood analysis products who have greater resources than the Company, economic and geopolitical conditions affecting the Company's target markets, acts of terrorism, the uncertainty of new product development initiatives, the ability to attract and retain key scientific, technological and management personnel, dependence upon limited sources for product manufacturing components, upon a single manufacturing facility and upon innovative and highly technical manufacturing techniques, market resistance to new products and point-of-care blood diagnosis, inconsistency in customer order patterns, domestic and international regulatory constraints, uncertainties of international trade, pending and potential disputes concerning ownership of intellectual property, availability of capital upon favorable terms and dependence upon and contractual relationships with strategic partners, particularly Abbott Laboratories. In addition, the Company's decision to end its alliance with Abbott Laboratories and resume direct distribution of its products involves additional risks and uncertainties that are difficult to quantify at this time. For example the Company may incur costs or recognize revenues in connection with resuming direct distribution that are greater or lesser, respectively, than anticipated. See additional discussion under "Factors That May Affect Future Results" in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, and other factors detailed from time to time in the Company's other filings with the Securities and Exchange Commission.

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  Exhibit 99.1
i-STAT Signs New Marketing and Distribution Agreement for Japan with Fuso Pharmaceutical Industries, Ltd.